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                                                                    EXHIBIT 21.1


                               SUBSIDIARIES OF S1


1.  Security First Technologies, Inc., a Kentucky corporation

2.  S1 Holdings, LLC, a Delaware limited liability company

3.  S1 Europe Holdings, N.V., a Belgian corporation

4.  Sahara Strategy Corporation, a Delaware corporation

5.  VerticalOne Acquisition Corporation, a Delaware corporation